Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Verso Paper Corp., Verso Paper Holdings LLC, and Verso Paper Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 29, 2013 relating to the financial statements of NewPage Corporation and our report dated February 26, 2014 related to the financial statements of NewPage Holdings Inc., and to the reference to us under the heading “Experts”, which appear in Verso Paper Corp., Verso Paper Holdings LLC, and Verso Paper Inc., Form S-4 Registration Statement (File No. 333-193794) as amended on July 29, 2014.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

August 1, 2014